Exhibit 4.54

DATED 23 NOVEMBER 2005

(1) BIOPROGRESS TECHNOLOGY LIMITED [Seller]

(2) BARRY JOHN MUNCASTER [Buyer]

CONTRACT FOR THE SALE

of

14 Hostmoor Avenue March Trading March

Cambridgeshire PE15 0AX formerly known as

Unit 1 Hostmoor Avenue March Cambridgeshire

160 Queen Victoria Street

London EC4V 4QQ, UK

Tel: +44 (0) 20 7184 7000

Fax: +44 (0) 20 7184 7001

THIS CONTRACT is made the 23rd day of November 2005

PARTIES

(1)	BIOPROGRESS TECHNOLOGY LIMITED whose registered office is at Hostmoor Avenue March Trading Estate March Cambridgeshire PE15 OAX (Company Registration Number 3289265)(“Seller”).

(2)	BARRY JOHN MUNCASTER of Woodlands Place Moulton Road Kennett Newmarket Suffolk CB8 8QT(“Buyer”).

AGREED TERMS

1	INTERPRETATION

1.1	The definitions in this clause apply in this contract.

“Buyer’s Conveyancer” means Rustons & Lloyd Beaufort House 136 High Street Newmarket Suffolk CB8 8JP DX 50501 Newmarket Reference CDP/SL/M.786

“Completion Date” means a date for completion in accordance with clause 12

“Consent” means a consent to the Transfer to the Buyer of the residue of the term granted by the Lease.

“Contract Rate” means 3% per annum above the base lending rate from time to time of Barclays Bank PLC.

“Landlord” means the person entitled to the immediate reversion to the Lease.

“Lease” means a Lease 14 Hostmoor Avenue March Trading March Cambridgeshire PE15 OAX formerly known as Unit 1 Hostmoor Avenue March Cambridgeshire dated 15th May 2003 and made between E. J. Lord Limited (1) Bioprogress Technology Limited (2) and Bioprogress Technology International Inc (3) and every document varying or supplemental or collateral to it.

“Part 1 Conditions” means the conditions in Part 1 of the Standard Commercial Property Conditions (Second Edition) and Condition means any one of them.

“Part 2 Conditions” means the conditions in Part 2 of the Standard Commercial Property Conditions (Second Edition).

“Property” means the leasehold property at 14 Hostmoor Avenue March Trading March Cambridgeshire PE15 OAX formerly known as Unit 1 Hostmoor Avenue March Cambridgeshire as demised by the Lease.

“Purchase Price” means £1 (exclusive of VAT).

“Registration of the Lease” means the registration of the Lease at the Land Registry and the provision of a copy of the Title Register and plan to the Buyer’s Conveyancer pursuant to clause 5.2

“Seller’s Conveyancer” means Hewitsons, Shakespeare House, 42 Newmarket Road, Cambridge, CB5 8EP DX 133155 Cambridge 8 Reference DMW/B35

“VAT” means value added tax chargeable under the Value Added Tax Act 1994

“1994 Act” means Law of Property (Miscellaneous Provisions) Act 1994.

1.2	The rules of interpretation in this clause apply in this contract.

1.3	A person includes a corporate or unincorporated body.

1.4	Unless otherwise specified, a reference to a particular law is a reference to it as it is in force for the time being, taking account of any amendment, extension, application or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.5	A reference to laws in general is to all local, national and directly applicable supra-national laws in force for the time being, taking account of any amendment, extension, application or re-enactment and includes any sub-ordinate laws for the time being in force made under them and all orders, notices, codes of practice and guidance made under them.

1.6	The expression tenant covenant has the meaning given to it by the Landlord and Tenant (Covenants) Act 1995.

1.7	Writing or written includes faxes but not e-mail.

1.8	Except where a contrary intention appears, a reference to a clause or Schedule is a reference to a clause of or Schedule to this contract.

1.9	Clause and Schedule headings do not affect the interpretation of this contract.

2	SALE AND PURCHASE

2.1	The Seller will sell and the Buyer will buy the residue of the term of years granted by the Lease for the Purchase Price on the terms of this contract. No deposit is payable.

2.2	The Buyer cannot require the Seller to:

2.2.1	Transfer the Lease or any part of it to any person other than the Buyer; or

2.2.2	Transfer the Lease in more than one parcel or by more than one transfer; or

3	CONDITIONS

3.1	The Part 1 Conditions are incorporated in this contract so far as they:

3.1.1	apply to a sale by private treaty;

3.1.2	relate to leasehold property;

3.1.3	are not inconsistent with the other clauses in this contract; and

3.1.4	have not been modified or excluded by any of the other clauses in this contract.

3.2	The Part 2 Conditions are not incorporated into this contract.

3.3	Condition 1.1.4(a) does not apply to this contract.

4	RISK AND INSURANCE

4.1	With effect from exchange of this contract, the Property is at the Buyer’s risk and the Seller is under no obligation to the Buyer to insure the Property which is required to be insured by the Landlord under the Lease.

4.2	No damage to or destruction of the Property, nor any deterioration in its condition, however caused, will entitle the Buyer to refuse to complete or to delay completion.

4.3	Conditions 7.1.2, 7.1.3 and 7.1.4(b) do not apply to this contract.

5	DEDUCING TITLE

5.1	The Seller’s title to the Lease has been deduced to the Buyer’s Conveyancer before the date of this contract. Subject to clause 5.2 the Seller’s title to the Lease has been deduced to the Buyer’s Conveyancer before the date of this contract.

5.2	The Seller will instruct the Seller’s Conveyancer to register the Lease at the Land Registry. Immediately upon receipt from the Land Registry the Seller’s Conveyancer shall issue an official copy of both the Register and Plan to the Buyer’s Conveyancer.

5.3	The Buyer is deemed to have full knowledge of the title and is not entitled to raise any objection, enquiry or requisition in relation to it save any matter which may be revealed by the Title Register and the Buyer’s Conveyancer’s pre-completion searches.

5.4	Conditions 6.2, 6.3.1 and 6.4.2 do not apply to this contract.

6	VACANT POSSESSION

Subject to clause 15 the Property will be sold with vacant possession on completion.

7	TITLE GUARANTEE

7.1	The Seller will transfer the Lease with full title guarantee but the covenants implied by section 4 of the 1994 Act shall be limited so that the Seller will have no liability under them for the consequences of any breach of the terms of the Lease relating to the physical state or condition of the Property.

7.2	Condition 6.6.2 does not apply to this contract.

8	MATTERS AFFECTING THE PROPERTY

8.1	The Seller will transfer the residue of the term of years granted by the Lease free from encumbrances other than:

8.1.1	any matters contained or referred to in the Title Register

8.1.2	the tenant covenants and all terms and conditions contained or referred to in the Lease;

8.1.3	any matters discoverable by inspection of the Property before the date of this contract;

8.1.4	any matters which the Seller does not and could not reasonably know about;

8.1.5	any matters disclosed or which would have been disclosed by the searches and enquiries which a prudent buyer would have made before entering into this contract;

8.1.6	public requirements;

8.1.7	any matters which are unregistered interests which override registered dispositions under Schedule 1 to the Land Registration Act 2002

8.2	Conditions 3.1.1, 3.1.2, 3.1.3 and 3.3 do not apply to this contract.

8.3	The Buyer is deemed to have full knowledge of the matters referred to in clause 8.1 and will not raise any enquiry, objection, requisition or claim in respect of any of them.

9	CONSENT

9.1	Completion is conditional on every Consent required under the Lease, each Consent being evidenced in a written, formal licence to assign, dated and being obtained on reasonable terms, signed or executed by or on behalf of each of the parties to it.

9.2	Subject to the Buyer complying with all its obligations under this clause, the Seller will apply for and use all reasonable endeavours to obtain every Consent as required by the Lease but the Seller will not be obliged to seek any declaration of the Court that a Consent has been or is being unreasonably withheld.

9.3	The Buyer will, without delay:

9.3.1	supply all information, accounts and references as the Landlord, or the Seller may reasonably require in connection with an application for or consideration of any Consent;

9.3.2	ensure that any amendments that the Buyer proposes to make to any form of Consent or to any document mentioned in clause 9.3.3 that has been submitted to the Buyer or to the Buyer’s Conveyancer, are communicated promptly to the Seller’s Conveyancer;

9.3.3	supply, procure or enter into any guarantees, rental or other deposits, direct covenants or other security for the performance of the tenant covenants of the Lease as may be required under the Lease or as the Landlord may reasonably require;

9.3.4	execute the documents containing a Consent and execute or procure the execution of the documents (if any) required to be entered into pursuant to clause 9.3.3, each in the form reasonably required by the Landlord. The Buyer will return all such documents duly executed to the Seller’s Conveyancer within ten working days after the engrossments have been submitted to the Buyer’s Conveyancer.

9.4	If any Consent required under the Lease has not been obtained on reasonable terms or if the Buyer’s Conveyancer has not received a copy of the Title Register and plan pursuant to clause 5.2 by 4.00pm on 28 February 2006 this contract may be rescinded:

9.4.1	by the Seller giving notice to the Buyer; or

9.4.2	by the Buyer giving notice to the Seller, provided that before giving the notice the Buyer must have complied with its obligations under clause 9.3.

9.5	Without prejudice to Condition 9.2, if a notice to rescind is served under this clause, neither of the parties will have any further rights or obligations under this contract except that:

9.5.1	the Buyer will continue to be liable to pay or refund any costs which it is liable to pay or refund under this contract;

9.5.2	the Seller’s rights in connection with any breach of this contract by the Buyer which may have occurred before service of the notice to rescind will be unaffected;

9.6	Condition 10.3 does not apply to this contract.

10	TRANSFER

The transfer to the Buyer will be in the agreed form initialled by the parties and annexed to this contract.

11	VAT

11.1	Each amount stated to be payable by the Buyer to the Seller under or pursuant to this contract is exclusive of VAT (if any).

11.2	If any VAT is chargeable on any supply made by the Seller under or pursuant to this contract, the Buyer will pay the Seller an amount equal to that VAT as additional consideration on completion.

12	COMPLETION

12.1	Completion will take place five working days after the later of

12.1.1	every Consent has been obtained in accordance with clause 9 and

12.1.2	Registration of the Lease

12.2	Conditions 8.1.2 and 8.1.3 are varied by the deletion of 2.00 pm as the stipulated time and the substitution of 1.00 pm.

12.3	Condition 1.1.3(b) is amended to read: “in the case of the seller, even though a mortgage remains secured on the property, if the amount to be paid on completion enables the property to be transferred freed of all mortgages, (except those to which the sale is expressly subject) or if the seller produces reasonable evidence that this is the case.”

12.4	Condition 8.4 is amended to add, “(d) any other sum which the parties agree under the terms of the contract should be paid or allowed on completion”.

13	APPORTIONMENT OF RENT PAYABLE UNDER THE LEASE

13.1	In this clause the following definitions apply:

“Rent”: the annual rent first reserved by the Lease and any VAT paid in respect of it.

“Lease Rent Payment Day”: a day under the Lease for payment of the Lease Rent or an instalment of the Lease Rent.

13.2	The Lease Rent will be apportioned so that on completion the Buyer will pay or allow the Seller:

AxB

365

where:

A is the Lease Rent payable at the date of completion; and

B is the number of days from and including the day of completion to but excluding the next Lease Rent Payment Day.

14	SERVICE CHARGE DUE UNDER THE LEASE

The service charge payable under the Lease will be apportioned only in so far as it is made up of items of expenditure that recur annually or more frequently. The Buyer will indemnify the Seller for any other items of service charge expenditure that are billed by the Landlord to the Seller after the date that it vacates the Property pursuant to clause 15.

15	OCCUPATION AFTER COMPLETION

15.1	Notwithstanding completion of the transfer of the Lease the Buyer expressly consents to the continued occupation of the Property by the Seller from the date of this contract subject to the remaining provisions of this clause 15.

15.2	Such occupation shall be as a licensee only and subject to the same terms, exceptions, reservations, covenants and conditions as are contained in the Lease so far as they are applicable and not inconsistent with this contract.

15.3	From the date of this contract the Seller shall until this licence to occupy is terminated:

15.3.1	pay to the Buyer on demand a licence fee equal to and payable in the same manner as the rents and other sums which would have been payable by the Seller under the Lease had it remained vested in the Seller;

15.3.2	pay or reimburse to the Buyer on demand all rates (including water rates) and all other outgoings in respect of or attributable to the Property which would have been payable by the Seller under the Lease had it remained vested in the Seller; and

15.3.3	perform and observe and be subject to the same covenants, conditions, liabilities, obligations and other provisions as the Seller would have been obliged to perform and observe under the terms of the Lease had it remained vested in the Seller.

15.4	Any sums paid by way of licence fee as aforesaid shall be reckoned in payment of any rents or other sums which would otherwise be due under the Lease in respect of the same period

15.5	Nothing contained in this contract, nor the remaining in occupation by the Seller, nor payment of the said licence fee shall create or be deemed to create any tenancy or demise or be deemed to give the Seller any interest greater than that of a bare licensee after the actual completion of the transfer of the Lease to the Buyer.

15.6	The Seller’s licence to occupy the Property shall automatically expire on the 28th day of February 2006 or (if earlier) upon not less than 10 working days notice served on the Buyer by or on behalf of the Seller at which time the Seller shall immediately vacate the Property.

15.7	The granting of the licence to the Seller shall not prevent the Buyer having access to the Property to show round prospective tenants or purchasers but the Buyer shall not itself be permitted to occupy the Property before the licence expires or is terminated pursuant to clause 15.6

16	BUYER’S ACKNOWLEDGEMENT OF CONDITION

The Buyer acknowledges that before the date of this contract, the Seller has given the Buyer and others authorised by the Buyer, permission and the opportunity to inspect, survey and carry out investigations as to the condition of the Property. The Buyer has formed its own view as to the condition of the Property and the suitability of the Property for the Buyer’s purposes.

17	ENTIRE AGREEMENT

17.1	This contract constitutes the entire agreement and understanding of the parties and supersedes any previous agreement between them relating to the subject matter of this contract.

17.2	The Buyer acknowledges and agrees that in entering into this contract, it does not rely on and shall have no remedy in respect of any statement, representation, warranty, collateral agreement or other assurance (whether made negligently or innocently) of any person (whether party to this contract or not) other than as expressly set out in this contract or the documents annexed to it or in any written replies which the Seller’s Conveyancer has given to any written enquiries raised by the Buyer’s Conveyancer before the date of this contract. Nothing in this clause shall, however, operate to limit or exclude any liability for fraud.

17.3	Condition 9.1.1 is varied to read, “If any plan or statement in the contract or in written replies which the seller’s conveyancer has given to any written enquiry raised by the buyer’s conveyancer before the date of this contract, is or was misleading or inaccurate due to an error or omission the remedies available are as follows.”

17.4	This contract may be signed in any number of duplicate parts all of which taken together will on exchange constitute one contract.

18	JOINT AND SEVERAL LIABILITY

Where the Buyer is more than one person, the Seller may release or compromise the liability of any of those persons under this contract or grant time or other indulgence without affecting the liability of any other of them.

19	NOTICES

19.1	Any notice given under this contract must be in writing and signed by or on behalf of the party giving it.

19.2	Any notice or document to be given or delivered under this contract must be given by delivering it personally or sending it by pre-paid first class post, or special delivery to the address and for the attention of the relevant party as follows:

19.2.1	to the Seller at Hostmoor Avenue March Trading Estate March Cambridgeshire PE15 OAX marked for the attention of: Georgina Godby and at the Seller’s Conveyancer, quoting the reference DMW/B35.

19.2.2	to the Buyer at Woodlands Place Moulton Road Kennett Newmarket Suffolk CB8 8QT marked for the attention of: Barry Muncaster at the Buyer’s Conveyancer, quoting the reference Chris Pitchers.

19.3	Giving or delivering a notice or a document to a party’s conveyancer has the same effect as giving it to that party.

19.4	Any such notice or document will be deemed to have been received:

19.4.1	if delivered personally, at the time of delivery provided that if delivery occurs before 9.00 am on a working day, the notice will be deemed to have been received at 9.00 am on that day, and if delivery occurs after 5.00 pm on a working day, or at any time on a day which is not a working day, the notice will be deemed to have been received at 9.00 am on the next working day;

19.4.2	in the case of pre-paid first class or special delivery post, at 9.00 am on the second working day after posting;

19.5	In proving delivery, it will be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed and posted as a prepaid first class, recorded delivery or registered letter or that the fax message was properly addressed and transmitted, as the case may be.

19.6	A notice or document delivered under this contract will not be validly given or delivered if sent by e-mail.

19.7	Condition 1.3 does not apply to this contract.

20	RIGHTS OF THIRD PARTIES

A person who is not a party to this contract will not have any rights under or in connection with it by virtue of the Contracts (Rights of Third Parties) Act 1999.

21	GOVERNING LAW AND JURISDICTION

21.1	This contract will be governed by and construed in accordance with the law of England and Wales.

21.2	Each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England and Wales over any claim or matter arising under or in connection with this contract or the legal relationships established by this contract.

21.3	Each party irrevocably consents to any process in any legal action or proceedings arising out of or in connection with this contract being served on it in accordance with the provisions of this contract relating to service of notices. Nothing contained in this contract shall affect the right to serve process in any other manner permitted by law.

This contract has been entered into on the date stated at the beginning of it.

Signed by	/s/ Georgina Godby	/s/ Jason Teckoe
	Company Secretary	Technical Director
Status of signatory

for and on behalf of BIOPROGRESS TECHNOLOGY LIMITED

Signed by BARRY JOHN MUNCASTER		/s/ BARRY JOHN MUNCASTER

Transfer of whole of registered title(s)	Land Registry	TR1

  If you need more room than is provided for in a panel, use continuation sheet CS and attach to this form

1. Stamp Duty
Place “X” in the box that applies and complete the box in the appropriate certificate.
☐ It is certified that this instrument falls within category ☐ in the Schedule to the Stamp Duty (Exempt Instruments) Regulations 1987

☐            It is certified that the transaction effected does not form part of a larger transaction or of a series of transactions in respect of which the amount or value or the aggregate amount or value of the consideration exceeds the sum of £

☐ It is certified that this is an instrument on which stamp duty is not chargeable by virtue of the provisions of section 92 of the Finance Act 2001
2. Title Number(s) of the Property Leave blank if not yet registered. <>
3. Property 14 Hostmoor Avenue, March Trading Estate, March, Cambridgeshire PE15 0AX (formerly known as Unit 1 Hostmoor Avenue, March Cambridgeshire)
4. Date 200
5. Transferor Give full names and company’s registered number, if any. BIOPROGRESS TECHNOLOGY LIMITED (Company Registration Number 0328965)

6.           Transferee for entry on the register Give full name(s) and company’s registered number, if any. For Scottish companies use an SC prefix and for limited liability partnerships use an OC prefix before the registered number, if any. For foreign companies give territory in which incorporated BARRY JOHN MUNCASTER

              Unless otherwise arranged with Land Registry headquarters, a certified copy of the Transferee’s constitution (in English or Welsh) will be required if it is a body corporate but is not a company registered in England and Wales or Scotland under the Companies Acts.

7.           Transferee’s intended address(es) for service (including postcode) for entry on the register. You may give up to three addresses for service one of which must be a postal address but does not have to be within the UK. The other addresses can be any combination of a postal address, a box number at a UK document exchange or an electronic address.

              Woodlands Place, Moulton Road, Kennett, Newmarket, Suffolk CB8 8QT

8. The Transferor transfers the Property to the Transferee.

9.           Consideration (Place “X” in the appropriate box. State clearly the currency unit if other than sterling. If none of the boxes applies, insert an appropriate memorandum in the additional provisions panel.)

☒ The Transferor has received from the Transferee for the Property the sum of (in words and figures) One Pound(£1.00)
☐ Insert other receipt as appropriate.
☐ The Transfer is not for money or anything which has a monetary value

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10. The Transferor transfers with Place “X” in the box which applies and add any modifications.
☒ full title guarantee	☐ limited title guarantee
11. Declaration of trust Where there is more than one transferee, place “X” in the appropriate box.
☐ The Transferees are to hold the Property on trust for themselves as joint tenants.
☐ The Transferees are to hold the Property on trust for themselves as tenants in common in equal shares.
☐ The Transferees are to hold the Property Complete as necessary.

12.        Additional Provision(s) Insert here any required or permitted statement, certificate or application and any agreed covenants, declarations, etc.

12.1      “Lease” means the Lease dated 15th May 2003 and made between E.J. Lord Limited (1) BioProgress Technology Limited (2) and Bioprogress Technology International Inc (3)

12.2      “the Act” means the Law of Property (Miscellaneous Provisions) Act 1994

12.3      the Covenants set out in Section 4 of the Act shall not extend to any breach of the Lease relating to the physical state or condition of the Property

12.4      This Transfer is made subject to all the matters contained or referred to in clause 8 of the Contract dated 23 November 2005 and made between the Transferor (1) and the Transferee (2)

12.5      All matters recorded at the date hereof, in registers open to public inspection, are deemed to be within the actual knowledge of the Transferee for the purposes of Section 6(2)(a) of the Act, notwithstanding Section 6(3) of the Act

12.6      The Transferee covenants that the Transferee will from the date of this Transfer until the end of the term granted by the Lease and any statutory continuation of it or until the completion of a permitted assignment of the Lease (whichever shall first occur( pay the rents reserved by the Lease and observe and perform the tenant covenants of the Lease and keep the Transferor indemnified against all proceedings, costs, claims and expenses arising because of any failure to do so.

13.        Execution The Transferor must execute this transfer as a deed using the space below. If there is more than one Transferor, all must execute. Forms of execution are given in Schedule 9 to the Land Registration Rules 2003. If the transfer contains Transferee’s covenants or declarations or contains an application by the Transferee (e.g. for a restriction), it must be executed by the Transferee (all of them, if there is more than one).

Signed as a deed by BIOPROGRESS TECHNOLOGY LIMITED acting by a director and its secretary or two directors	Signature: Director Signature: [Secretary]/[Director]

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Signed as a deed by BARRY JOHN MUNCASTER in the presence of:	Sign here /s/ Barry John Muncaster

Signature of Witness	/s/ John Goodrum

Name (in BLOCK CAPITALS)	JOHN GOODRUM

Address	MOISINE HOME, REAR OF HALL VIEW

GILLS BRIDGE, OUTWELL, WISBECH

Occupation	Cafe Proprietor

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